WC-318720

Certificate Of Incorporation

I, **D. EVADNE EBANKS** *Assistant Registrar of Companies of the Cayman Islands DO HEREBY CERTIFY, pursuant to the Companies Law CAP. 22, that all requirements of the said Law in respect of registration were complied with by*

CHC Asset Holding Cayman Ltd.

an Exempted Company incorporated in the Cayman Islands with Limited Liability with effect from the 13th day of January Two Thousand Seventeen

Given under my hand and Seal at George Town in the Island of Grand Cayman this 13th day of January Two Thousand Seventeen

REGISTRAR OF COMPANIES
EXEMPTED
CAYMAN ISLANDS

Assistant Registrar of Companies,
Cayman Islands.

Authorisation Code : 184598547786
www.verify.gov.ky
13 January 2017